February 2007	Pricing Sheet Dated February 21, 2007 Relating to
Preliminary Pricing Supplement No. 192 dated January 25, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies
“BRIC” Currency-Linked Capital-Protected Notes due August 28, 2009
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazil + Russia + India + China

P R I C I N G T E R M S – F E B R U AR Y 2 1 , 2 0 0 7
Issuer:	Morgan Stanley
Issue Price:	$1,000 (See “Commissions and Issue Price” below)
Stated Principal Amount:	$1,000
Aggregate Principal Amount:	$7,620,000
Pricing date:	February 21, 2007
Settlement Date:	February 28, 2007 (5 trading days after the pricing date)
Maturity Date:	August 28, 2009
Principal Protection:	100%
Participation Rate:	100%
Interest Rate:	None
BRIC Basket:	BRIC Basket Currencies	Initial Exchange Rate	Weighting
	Brazilian real (“BRL”)	2.0802	25%
	Russian ruble (“RUB”)	26.2021	25%
	Indian rupee (“INR”)	44.19	25%
	Chinese renminbi (“CNY”)	7.7408	25%
Maturity Redemption Amount:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:
■   If the BRIC Basket Performance is less than, or equal to, zero, $0; or
■  If the BRIC Basket Performance is greater than zero and less than, or equal to, 15%, $150; or
■   If the BRIC Basket Performance is greater than 15%, the greater of:
      (i) $300; and
      (ii) $1,000 times (x) the BRIC basket performance times (y) 100% (the participation rate)

BRIC Basket Performance:	Sum of the weighted Performance Values of each of the BRIC Basket Currencies
Performance Value:	[(Initial Exchange Rate / Final Exchange Rate) - 1] x Weighting
Final Exchange Rate:	The Exchange Rate on the Valuation Date
Exchange Rate:	With respect to each BRIC Basket Currency, the rate for conversion of such BRIC Basket Currency into U.S. dollars as determined by reference to the applicable Reuters Page.
Valuation Date:	August 19, 2009
CUSIP:	617446C98
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1) (2)	Proceeds to Company
	Per Note	100%	2%	98%
	Total	$7,620,000	$152,400	$7,467,600

(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Issue price” on page 5 of the preliminary pricing supplement for further details.

(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 192, dated January 25, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006